UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2006

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (612) 623-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Among other matters, shareholders approved the following plan at the Annual Meeting of Shareholders of Graco Inc. (the “Company”) held on April 21, 2006:

Approval of Amendment and Restatement of Graco Inc. Stock Incentive Plan (2006). The Graco Inc. Amended and Restated Stock Incentive Plan (2006) made the following changes to the Graco Inc. Stock Incentive Plan (“Stock Incentive Plan”):

•	Increased by 4,000,000 the number of shares authorized to be issued under the Stock Incentive Plan.

•	Increased correspondingly by 4,000,000 the number of shares that may be issued pursuant to incentive stock options awarded under the Stock Incentive Plan.

•	Limited to 1,000,000 the total number of shares that may be issued pursuant to restricted stock, restricted stock units and performance awards payable in shares awarded under the Stock Incentive Plan.

•	Limited to ten years maximum the term of stock options and stock appreciation rights awarded under the Stock Incentive Plan.

•

Permitted the Management Organization and Compensation Committee, the committee designated by the Board to administer the Stock Incentive Plan, to delegate authority to the Chief Executive Officer to designate, determine and administer awards to employees who are not officers of the Company.

Item 1.02. Termination of a Material Definitive Agreement

Upon shareholder approval of the Graco Inc. Amended and Restated Stock Incentive Plan (2006) as described under Item 1.01 above, the Company ceased granting awards under the Graco Inc. Employee Stock Incentive Plan.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
Exhibit No.	Description

10.1	Graco Inc. Amended and Restated Stock Incentive Plan (2006) (Incorporated by reference to Appendix A to the Company's Proxy Statement for the Annual Meeting of Shareholders held on April 21, 2006)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.

/s/Karen Park Gallivan
Date: April 26, 2006	Karen Park Gallivan
Vice President, General Counsel &
Secretary